UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      June 12, 2009

ABITIBIBOWATER INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-33776	98-0526415
(Commission File Number)	(I.R.S. Employer Identification No.)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montréal, Québec, Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Seventh Amendment to Abitibi Securitization Program

On June 12, 2009, Abitibi-Consolidated Inc. (“Abitibi”), a subsidiary of AbitibiBowater Inc. (the “Company”), certain of Abitibi’s affiliates, Citibank, N.A. and Citibank, N.A., London Branch entered into an amendment (the “Amendment”) to the Amended and Restated Receivables Purchase Agreement dated as of January 31, 2008, as previously amended (the “RPA”). Pursuant to the Amendment, the parties agreed to extend the event of termination date to the earlier of (i) June 19, 2009 and (ii) the effective date of a debtor-in-possession financing facility which would provide for the payment in full of all amounts owing under the RPA and related transaction documents.

A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary of the Amendment is a summary only and is qualified, in all respects, by the provisions of the Amendment.

Amended and Restated Receivables Purchase Agreement

On June 16, 2009, Abitibi and certain of its subsidiaries amended and restated the existing accounts receivable securitization program (as so amended, the “ARRPA”). The Second Amended and Restated Receivables Purchase Agreement by and among Abitibi-Consolidated U.S. Funding Corp. (“ACUSFC”), as the seller, Abitibi Consolidated Sales Corporation (“ACSC”) and Abitibi as originators, ACSC, as servicer, Abitibi as subservicer, Citibank, N.A. (“Citibank”) as agent, Barclays Capital Inc., as syndication agent, The CIT Group / Business Credit, Inc., as documentation agent, and Citibank, Barclays Bank PLC and the other financial and other institutions from time to time party thereto, as banks (collectively, the “Banks”) provides for an accounts receivable securitization facility in an amount of up to $270 million to be provided by the Banks. Unless terminated earlier due to the occurrence of certain events of termination, or the substantial consummation of a plan of reorganization or a plan of compromise or arrangement confirmed by order of the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”) or the Superior Court of Quebec in Canada (the “Canadian Court”), respectively, or unless extended pursuant to its new terms, the ARRPA will terminate on June 16, 2010. The ARRPA may be extended to September 16, 2010 or December 16, 2010 upon the satisfaction of certain conditions.

All payment obligations of ACUSFC under the ARRPA are secured by all of its assets and guaranteed by the following subsidiaries of the Company: Donohue Corp., ACSC, Abitibi-Consolidated Corp., Augusta Woodlands, LLC, Abitibi-Consolidated Alabama Corporation, and Alabama River Newsprint Company.

The ARRPA has been approved by the U.S. Court on an interim basis and is subject to final approval by such court. Final approval has been given by the Canadian Court. A copy of the Second Amended and Restated Receivables Purchase Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. The summary of the ARRPA is a summary only and is qualified, in all respects, by the provisions of the Second Amended and Restated Securitization Agreement.

ITEM 8.01.	OTHER EVENTS.

On June 17, 2009, the Company announced that it had completed an amendment and restating of its existing accounts receivable securitization program for Abitibi. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1

Amendment No. 7 to Amended and Restated Receivables Purchase Agreement, dated as of June 12, 2009, to the Amended and Restated Receivables Purchase Agreement, dated as of January 31, 2008, by and among Abitibi-Consolidated U.S. Funding Corp., Eureka Securitisation, plc, as an investor, Citibank, N.A., as a bank, Citibank, N.A., London Branch, as operating agent for the investors and the banks, Abitibi Consolidated Sales Corporation, as an originator and as servicer and Abitibi-Consolidated Inc., as an originator and subservicer.

10.2

Second Amended and Restated Receivables Purchase Agreement, dated June 16, 2009, by and among Abitibi-Consolidated U.S. Funding Corp., as the seller, Abitibi Consolidated Sales Corporation and Abitibi-Consolidated Inc. as originators, Abitibi Consolidated Sales Corporation, as servicer, Abitibi-Consolidated Inc. as subservicer, Citibank, N.A., as agent, Barclays Capital Inc., as syndication agent, The CIT Group / Business Credit, Inc., as documentation agent, and Citibank, N.A., Barclays Bank PLC and the other financial and other institutions from time to time party thereto, as banks.

99.1	Press Release, dated June 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABITIBIBOWATER INC.

Date: June 18, 2009	By:	/s/ Jacques P. Vachon
		Name:	Jacques P. Vachon
		Title:	Senior Vice-President, Corporate Affairs and Chief Legal Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1

Amendment No. 7 to Amended and Restated Receivables Purchase Agreement, dated as of June 12, 2009, to the Amended and Restated Receivables Purchase Agreement, dated as of January 31, 2008, by and among Abitibi-Consolidated U.S. Funding Corp., Eureka Securitisation, plc, as an investor, Citibank, N.A., as a bank, Citibank, N.A., London Branch, as operating agent for the investors and the banks, Abitibi Consolidated Sales Corporation, as an originator and as servicer and Abitibi-Consolidated Inc., as an originator and subservicer.

10.2

Second Amended and Restated Receivables Purchase Agreement, dated June 16, 2009, by and among Abitibi-Consolidated U.S. Funding Corp., as the seller, Abitibi Consolidated Sales Corporation and Abitibi-Consolidated Inc. as originators, Abitibi Consolidated Sales Corporation, as servicer, Abitibi-Consolidated Inc. as subservicer, Citibank, N.A., as agent, Barclays Capital Inc., as syndication agent, The CIT Group / Business Credit, Inc., as documentation agent, and Citibank, N.A., Barclays Bank PLC and the other financial and other institutions from time to time party thereto, as banks.

99.1	Press Release, dated June 17, 2009.